United States Securities And Exchange Commission
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 6, 2016

ISORAY, INC.

(Exact name of registrant as specified in its charter)

Minnesota (State or other jurisdiction of incorporation)	001-33407 (Commission File Number)	41-1458152 (IRS Employer Identification No.)

350 Hills Street, Suite 106, Richland, Washington 99354

(Address of principal executive offices) (Zip Code)

(509) 375-1202

(Registrant's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.02	Termination of a Material Definitive Agreement

IsoRay, Inc. (the “Company”) has decided to terminate all agreements related to the patent license, supply, manufacture and distribution of its GliaSite® Radiation Therapy System and certain ancillary products (“GliaSite® Product”). The GliaSite® Product has resulted in only marginal sales but it was the first delivery system available to the Company to deliver brachytherapy radiation in the treatment of brain cancer. Management believes that application of the Cesium-131 brachytherapy seed in a braided suture and using other delivery systems which are being developed by others utilizing the Company’s Cesium-131 brachytherapy seed are showing greater success and acceptance in the treatment of brain cancer.

On April 6, 2016, the Company gave notice of the termination, to be effective as of June 30, 2016, of its License Agreement dated as of June 1, 2011 with Dr. Reddy’s Laboratories, Ltd. There are no early termination penalty provisions associated with termination of this license of the GliaSite® Product. The Company has accrued and will pay $15,000 to Dr. Reddy’s Laboratories, Ltd. which represents a prorated portion of the 2016 calendar year minimum royalty due.

On April 12, 2016, the Company gave notice of the termination, to be effective as of July 11, 2016, of its License Agreement dated effective July 14, 2010 with Hologic Inc. There are no early termination penalty provisions associated with termination of this license of intellectual property associated with the GliaSite® Product.

On April 12, 2016, the Company gave notice of the termination, effective on receipt of notice, of its International Distribution Agreement dated October 31, 2011 with Karlheinz Goehl-Medizintechnik Goehl and related letter agreements for the distribution of the GliaSite® Product and certain ancillary products in the countries of Germany, Austria, Switzerland, and Luxembourg. There are no early termination penalty provisions associated with the termination of this distribution agreement.

SIGNATURES

In accordance with the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 12, 2016

IsoRay, Inc., a Minnesota corporation

	By:	/s/ Thomas C. LaVoy
Thomas C. LaVoy, CEO